Exhibit 99.1

NOVO MERCADO LISTING REGULATION

NOVO MERCADO
BM&FBOVESPA

**THIS IS A FREE TRANSLATION.
IN CASE OF DIVERGENCES
WITH THE PORTUGUESE VERSION,
THIS LAST ONE SHALL PREVAIL.**

BM&FBOVESPA
A Nova Bolsa

NOVO MERCADO LISTING REGULATION

NOVO MERCADO LISTING REGULATION

SECTION I

PURPOSE

1.1 This regulation establishes the requirements applicable to the trading of securities issued by publicly traded companies on the special listing segment of the stock market operated by BM&FBOVESPA S.A. – Bolsa de Valores, Mercadorias e Futuros (“BM&FBOVESPA”), known as Novo Mercado, which sets forth enhanced corporate governance standards for the listing of such Companies, as well as rules applicable to their Senior Managers and shareholders, including the Controlling Shareholders.

SECTION II

DEFINITIONS

2.1. Defined Terms. As used herein, the following terms, whether in singular or plural form, shall have the meaning set forth below.

“Acquirer” means that party or parties to whom a Selling Controlling Shareholder transfers the Controlling Shares as a result of a Disposal of Corporate Control.

“Annual Corporate Events Calendar” means a list of corporate events which the Company is required to release to the market, including, at least, a brief description and the date of all the corporate acts and events, public meetings with analysts and release of financing information of the Company, pursuant to the standard form provided by BM&FBOVESPA.

“Arbitration Clause” means the arbitration clause by means of which the Company, its shareholders, Senior Managers, and fiscal council members and BM&FBOVESPA undertake to solve trough an arbitration conducted by the Market Arbitration Chamber, all and any disputes or controversies that may arise among them relating to, or arising from, specially, the application, validity, effectiveness, construction, violation or effects of violations of the provisions of the Brazilian Corporate Law, bylaws of the Company, rules published by the Brazilian National Monetary Council (CMN), the Central Bank of Brazil and the Brazilian Securities Commission (CVM), as well as other rules applicable to the Brazilian securities markets, in addition to those provided in the Novo Mercado Listing Regulation, Arbitration Regulation, Sanctions Regulation and the Novo Mercado Listing Agreement.

“Arbitration Regulation” means the Regulation of the Market Arbitration Chamber, and subsequent amendments, which establishes the arbitration procedure to be applied to all the disputes covered by the Arbitration Clause adopted by the Company in its bylaws and included in the Statements of Consent.

“Brazilian Corporate Law” means Law No. 6,404 of December 15, 1976, and subsequent amendments.

“Closed Hearing” means the consultation process which precedes any material amendments to this Listing Regulation with the purpose of (i) collect suggestions from Companies, Senior Managers and Controlling Shareholders adherents to this Listing Regulation, in connection with amendments BM&FBOVESPA may be considering; and to (ii) decide on these amendments.

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“Corporate Control” means the actually exercised power to direct the corporate activities and guide the action of the Companies’ bodies, whether directly or indirectly, either in fact or by operation of law, irrespective of the equity interest held. Additionally, a relative legal presumption applies that a controlling interest is held by a person, or Shareholders Group, holding an equity interest which have assured the absolute majority of the votes among the shareholders attending to the last three (3) shareholders meetings of the Company, even if not actually holding an absolute majority of the total voting shares issued by the Company.

“Shareholders Group” means a group of persons: (i) bound under any kind of voting or other agreement, whether directly or through any subsidiary, controlling company or company under common control; or (ii) between or amongst which there is a control relationship; or (iii) under common control.

“Controlling Shareholder” means one or more shareholders or a Shareholders Group exercising the Corporate Control of the Company.

“Controlling Shares” means the stake of shares giving its holder or holders the ability to exercise, directly or indirectly, the individual and/or shared Corporate Control of the Company.

“CVM” means the Brazilian Securities Commission (Comissão de Valores Mobiliários).

“Disposal of Corporate Control” means the costly transfer of the Controlling Shares to a third party.

“Economic Value” means the value of the Company and its shares, as determined by a specialized valuation firm pursuant to a recognized business valuation method or any other method the CVM may define.

“Derivatives” means instruments and securities traded on a future settlement market or other assets backed on or derived from securities issued by the Company.

“Independent Director” means a member of the board of directors that: (i) has no ties to the Company, other than an equity interest; (ii) is not a Controlling Shareholder, spouse or close family member (to the second degree) of a Controlling Shareholder, and neither has, nor has had in the three (3) previous years, any ties to any company or entity related to a Controlling Shareholder (excluding persons with ties to public education or government research entities); (iii) in the three (3) previous years has not been an employee or officer of the Company, or of the Controlling Shareholder or of a subsidiary of the Company; (iv) is not a direct or indirect provider, supplier or buyer of goods and/or services, to an extent that would imply loss of independence; (v) is not an employee or senior manager of any company or entity that is offering or requesting services and/or products to and from the Company to an extent that would imply loss of independence; (vi) is not a spouse or close family member (to the second degree) of any senior manager of the Company; and (vii) is not entitled to any payment by the Company other than the consideration earned as director (excluding cash distributions received in the capacity of an equity holder).

“Company” means a publicly traded company authorized to have its securities traded on the Novo Mercado.

“Novo Mercado” means the special listing segment of BM&FBOVESPA regulated by this Listing Regulation.

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“Novo Mercado Listing Agreement” means the agreement to be executed among, on the one side, BM&FBOVESPA, and, on the other side, the Company and its Controlling Shareholder, providing for the listing of the Company on the Novo Mercado.

“Listing Regulation” means this Novo Mercado Listing Regulation.

“Minimum Free Float” means the Outstanding Shares which the Company is required to maintain in order to list on the Novo Mercado, which shall be maintained during all the period in which its securities are listed to trade on Novo Mercado, which shall totalize at least twenty-five percent (25%) of the total capital stock of the Company.

“Sanctions Regulations” means the Regulation of Imposition of Monetary Sanctions of the Novo Mercado, and subsequent amendments, which regulates the imposition of sanctions in the event of total or partial noncompliance with the provisions of this Listing Regulation.

“Outstanding Shares” means all issued shares of the Company, other than the shares held by the Controlling Shareholders and any persons connected therewith, in addition to shares held by Senior Managers of the Company, treasury stock and, as the case may be, non-transferrable preferred shares carrying differentiated policy rights and owned solely by a privatizing entity.

“Participation Certificates” means tradable instruments with no par value, which are not representative of the stock capital, as defined in article 46 of Brazilian Corporate Law.

“Selling Controlling Shareholder” means a Controlling Shareholder that enters into a transaction for Disposal of Corporate Control.

“Senior Managers” used in singular form, means and refers to the directors (members of the board of directors) and officers (members of the board of executive officers) of a Company, individually, or, when used in the plural, directors and officers collectively.

“Statement of Consent of Controlling Shareholder” means the instrument by means of which every new Controlling Shareholder or any shareholders joining the controlling group of the Company personally undertake to adhere to, abide by, and comply with the Novo Mercado Listing Agreement, this Listing Regulation, the Arbitration Clause, the Sanctions Regulation and the Arbitration Regulation, according to the standard model provided in Appendix B of this Listing Regulation.

“Statement of Consent of Fiscal Council Member” means the instrument by means of which every fiscal council member of the Company, when in operation, personally undertake to adhere to, abide by, and comply with the Arbitration Regulation, which shall also serve as an Arbitration Clause, according to the standard model provided in Appendix C of this Listing Regulation.

“Statement of Consent of Senior Managers” means the instrument by means of which the Senior Managers of the Company personally undertakes to adhere to, abide by, and comply with the Novo Mercado Listing Agreement, this Listing Regulation, the Sanctions Regulation and the Arbitration Regulation, which shall also serve as a Arbitration Clause, according to the standard model provided in Appendix A of this Listing Regulation.

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SECTION III

AUHTOTIZATION TO LIST SECURITIES ON THE NOVO MERCADO

3.1 Authorization to List Securities on the Novo Mercado. BM&FBOVESPA may authorize the listing of securities in the Novo Mercado issued by a Company which meets the following minimum requirements:

(i)	obtaining and keeping updated with the CVM the publicly traded company register which allows the trading of common stock on a stock exchange;
(ii)	submitting the application for listing its securities at BM&FBOVESPA;
(iii)	having executed the Novo Mercado Listing Agreement, jointly with the Controlling Shareholder, if any;
(iv)	having delivered to BM&FBOVESPA the Statements of Consent of Senior Manager and the Statements of Consent of Fiscal Council Member, when applicable, duly executed;
(v)	having amended the Company bylaws for the adoption of the minimum required bylaws provisions released by BM&FBOVESPA, including, in particular, the Arbitration Clause;
(vi)	maintaining the Minimum Free Float requirement, including the compliance with the provisions of subsections 7.3 and 8.5;
(vii)

having its stock capital represented exclusively by common shares, except in case of privatization, regarding special-class of non-transferrable preferred shares carrying differentiated policy rights and held by the privatizing entity, in which case these rights will be submitted to prior analysis by BM&FBOVESPA;

(viii)	not having Participation Certificates; and
(ix)	committing to abiding by applicable legal provisions and the Novo Mercado rules.

3.1.1 Voting Limitation. The Company is not permitted to include in its bylaws any provision to the effect of limiting the number of votes of shareholders or Group of Shareholders in a percentage below five percent (5%) of the stock capital, except in case of privatization or where other limits apply by operation of law or specifically regulation applicable to the business of the Company, provided in this event the provision shall be submitted for approval by BM&FBOVESPA along with grounded justification for the exception.

3.1.2 Bylaws Provisions. Unless otherwise required by applicable law or regulation, Companies are not permitted to include in their bylaws provisions to the effect of:

(i)	establishing a qualified quorum to decide on matters submitted to shareholders’ meetings; and
(ii)	preventing shareholders from or establishing encumbrances for voting in favor of the elimination or amendment of any particular bylaws provision.

3.2 The Chief Executive Officer of BM&FBOVESPA, upon a formal justified request of the Company, may grant a certain period for the conformation to the Minimum Free Float, provided that such power is also applicable in relation to the periods set forth in items 7.3 and 8.5, and in other exceptional circumstances.

3.2.1 Any exceptional treatment granted according to this rule shall be disclosed in the website of BM&FBOVESPA.

3.3 Listing Application. The application submitted by companies seeking to list securities to trade on the Novo Mercado shall be filed in conjunction with the following documents:

NOVO MERCADO LISTING REGULATION

(i)	application duly executed by the investor relations officer, substantially in the form of the standard model provided in Appendix D to this Listing Regulation;
(ii)	statement executed by the investor relations officer, substantially in the form of the standard model provided in Appendix E to this Listing Regulation;
(iii)

copy of the documentation submitted to the CVM in connection with the application for registration as a publicly traded company for trading on a stock exchange or, in the case of an already publicly traded company, copy of the update registration filings for the most recent fiscal year;

(iv)	copy of the updated bylaws, as amended to include the minimum bylaws provisions required by BM&FBOVESPA;
(v)	copies of the minutes of shareholders’ meeting held in the period of twelve (12) months preceding the application date;
(vi)

copies of the minutes of meetings of the board of directors held in the period of twelve (12) months preceding the application date, which reflect decisions meant to produce effects before third parties;

(vii)	copies of the full financial statements for the three (3) most recent fiscal years, as applicable;
(viii)	copy of the standard financial statements (DFP Form) filing for to the most recent fiscal year;
(ix)	copy of the standard quarterly financial reports (ITR Form) filings for the fiscal year, since previously expired filing dates for their delivery;
(x)	copy of the reference form; (xi) copy of the documentation submitted to the CVM in connection with the public offering registration, if any;
(xii)	copy of the agreement entered into with the certificate issuing agent or securities depositary;
(xiii)	documents required for the execution of the agreements with the Central Securities Depository of BM&FBOVESPA; and
(xiv)

copies of the personal identification documents and corporate documents attesting the power and capacity of the signatories of the Novo Mercado Listing Agreement, Statements of Adherence of Senior Managers and, as the case may be, the Statements of Adherence of Fiscal Council Members.

3.3.1 BM&FBOVESPA reserves the right to require additional clarification or information from the company interested in listing its securities in the Novo Mercado, establishing a term of thirty (30) days after the request, subject to having its application dismissed. In the event of application dismissed, BM&FBOVESPA will provide to the company all the documents delivered with the application.

3.3.2 The authorization granted to the Company to list its securities in the Novo Mercado should not be construed as an opinion on that Company’s standing, provided that its Senior Managers are accountable for the truthfulness, accuracy and completeness of the information provided to BM&FBOVESPA and for the veracity of the documents delivered.

3.3.3 The authorization granted to the Company for listing its securities on the Novo Mercado will be valid for an indefinite period.

3.4 Novo Mercado Listing with a Public Offering. The Company seeking to list in the Novo Mercado upon performing a public offering is required to comply with the provisions set forth in Section VII of this Listing Rules.

3.5 Lock-up restrictions. For the period of six (6) months after the Company’s first public offering, as of the effectiveness of the Novo Mercado Listing Agreement, the Controlling Shareholder and the Senior

NOVO MERCADO LISTING REGULATION

Managers shall not sell and/or offer to sell any Company’s shares and Derivatives which were held by them immediately after such public offering. After these initial six (6) months period, the Controlling Shareholder and the Senior Managers shall not, for a further six (6) months period, sell and/or offer to sell more than forty per cent (40%) of the Company’s shares and Derivatives which were held by them immediately after such public offering.

3.5.1 The lock-up restrictions established in subsection 3.5 shall not apply:

(i)

when prior to entering the Novo Mercado, shares issued by the entrant Company had been trading on BM&FBOVESPA or on the organized over-the-counter market managed by BM&FBOVESPA, provided however in the latter case the Company shall have already performed a public offering;

(ii)	in case of a share loan in order to allow the shares to start trading in the exchange in anticipation, subject to prior consent from BM&FBOVESPA;
(iii)

with respect to shares transferred under an assignment or share loan transaction aiming the performance of the activity of a market maker registered with BM&FBOVESPA, limited however to shares representing fifteen percent (15%) of the total number of shares subject to lock-up restrictions;

(iv)

with respect to shares transferred under a private transaction, including a Disposal of Corporate Control, provided in this event the Acquirer will be subject to the same lock-up restrictions for the remainder of the lock-up period; and

(v)	where shares are sold in a tender offer.

SECTION IV

BOARD OF DIRECTORS

4.1 Powers and Authority. The board of directors of the Company shall have the powers and authority established under applicable corporate legislation, in addition to other powers outlined in the bylaws which are consistent with the nature of its role.

4.2 Duties and Liabilities. The directors will have the duties and liabilities established under applicable corporate legislation, in addition to other functions prescribed in the bylaws and this Listing Rules.

4.3 Composition. The board of directors will be composed by a minimum of five (5) directors elected at a shareholders’ meeting, with Independent Directors making up at least twenty percent (20%) of the board.

4.3.1 Where the percentage requirement set forth in subsection 4.3 result in a fractional number of directors, the fraction will be (i) rounded up to the next whole number, if the fraction equals or exceeds five tenths (0.5), or (ii) rounded down to the next whole number, if the falls below five tenths (0.5).

4.3.2 Directors elected pursuant to paragraphs 4 and 5 of article 141 or article 239 of Brazilian Corporate Law will be deemed to be Independent Directors.

4.3.3 The capacity as Independent Director will be clearly stated in the minutes of the shareholders’ meeting in which the director is elected.

NOVO MERCADO LISTING REGULATION

4.4 No Accumulation of Positions. The offices of chairman of the board of director and chief executive officer or major executive officer of the Company shall not be accumulated in a single person, except in case of vacancy, in which event the circumstance will be disclosed to the market and action will be taken within the subsequent one hundred and eighty (180) days to fill in the positions.

4.4.1 However, accumulation of positions of chairman of the board of director and chief executive officer or major executive officer of the Company will be permitted on an exceptional and transitional basis for a maximum period of three (3) years starting from the date the Company shares begin to trade on the Novo Mercado.

4.4.2 The Chief Executive Officer of BM&FBOVESPA, acting upon duly justified and formal request of the Company, may grant the Company an additional period to the one provided in subsection 4.4.1 for the compliance with the obligation set forth in subsection 4.4, provided that such power is also applicable in relation to the period set forth in item 14.5(i).

4.4.3 Any exceptional treatment granted according to this rule shall be disclosed in the website of BM&FBOVESPA.

4.5 Disclosure of Other Positions. The members of the board of directors are required to disclose and provide to the Company within the timeframes set forth in subsection 4.5.1 below, a list of offices held in a board of directors, fiscal council, advisory committees and executive bodies of other companies or entities.

4.5.1 The Company is required to forward to BM&FBOVESPA the information referred on subsection 4.5 above: (i) within a five (5) month period following the end of the fiscal year, and (ii) upon the performance of a public offering.

4.6 Terms of Office. The directors will be elected for unified terms of office extending for a maximum of two (2) years, reelection being permitted.

4.6.1 When the existence of a Controlling Shareholder holding more than fifty percent (50%) of the stock capital ceases, the members of the board of directors may be elected, on an exceptional and transitional basis, for a single time, with an unified term of office of three (3) years.

4.7 Statements of Consent of Senior Managers. The Company shall require each new members of its board of directors and board of executive officers to execute and deliver the Statement of Consent of Senior Managers, which shall be a condition to the investiture on the respective positions and which must be delivered to BM&FBOVESPA within fifteen (15) days after the investiture date of the appointed persons.

4.8 Opinion of the Board of Directors. The board of directors of the Company shall prepare and disclose a reasoned previous opinion on any type of tender offer aiming the Company shares, opining on (i) the convenience and opportunity of the tender offer vis-à-vis the interests of the shareholders and the liquidity of their securities; (ii) the impact of the offer on the interests of the Company; (iii) the announced strategic plans of the offeror for the Company; and (iv) any other point of consideration the board may deem relevant. The board of directors shall express its grounded opinion in favor or against the acceptance of the tender offer, whereas advising the shareholders that ultimately a decision on whether to tender their shares is in their discretion.

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4.8.1 The reasoned opinion of the board required in the subsection 4.8 above must be disclosed within fifteen (15) days after the publication of the tender offer notice.

SECTION V

FISCAL COUNCIL

5.1 Powers and Authority. The fiscal council of the Company shall have the powers and authority established under applicable corporate legislation, in addition to other responsibilities outlined in the bylaws which are consistent with the nature of its role.

5.2 Duties and Liabilities. The members of the fiscal council will have the duties and liabilities established under applicable corporate legislation and this Listing Regulation, the latter consisting of duty to adhere to the Arbitration Regulation.

5.3 Statements of Consent of Fiscal Council Members. The Company shall require each of the elected fiscal council members, when in operation, to execute the Statement of Consent, substantially in the form of the standard model provided in Annex C to this Listing Rules, which shall be a condition to the investiture on the respective offices and which must be delivered to BM&FBOVESPA within fifteen (15) days after the investiture date of the appointed members.

SECTION VI

PERIODIC AND SPORADIC INFORMATION TO BE DISCLOSED

6.1 Periodic Information. The Company is required to disclose the following periodic information prepared pursuant to applicable legal and regulatory requirements and deadlines:

(i)	Financial statements;
(ii)	Standard financial statements - DFP Form;
(iii)	Quarterly financial reports- ITR Form; and
(iv)	Reference form.

6.2 Financial Statements Translated into English. After the end of each fiscal year and of each quarter, the Company shall disclose, in the English language, all the consolidated or individual financial statements (if consolidated financial statements are not prepared), in conjunction with the management report, or comments on the performance of the Company and the opinion or report of special review of the independent auditors, according to the Brazilian law.

6.2.1 The disclosure of financial statements translated into English contemplated in subsection 6.2 must occur as of the release of the first periodic financial information (whether annual or quarterly) prepared after the securities issued by the Company begin to trade on the Novo Mercado.

6.2.2 The release of financial statements translated into English contemplated in subsection 6.2 must take place at the latest within fifteen (15) days after the Portuguese language financial statements is released, giving due regard to the timeframes prescribed by applicable law.

6.3 Additional Requirements for the quarterly financial reports - ITR Form. In addition to information specifically required under applicable legal and regulatory rules, the notes to the quarterly financial statements are required to include information on related party transactions with the level of disclosures required by the accounting standards adopted in preparing annual financial statements.

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6.4 Reference Form Additional Requirements. The Company is required to disclose and keep updated the information on the equity interest of any shareholder owning shares representing five percent (5%) or more of the capital stock, held directly or indirectly, looking through to the ultimate beneficial owners, since this information is available to the Company.

6.5 Public Meeting with Analysts. The Company and its Senior Managers are required to hold at least once every year a public meeting with analysts and other interested parties, in order to disclose information concerning the Company’s economic and financial position, projects and prospects.

6.5.1 An entrant Company will be dispensed with holding the public meeting with analysts in the year of entry in the Novo Mercado, where any of the following conditions is fulfilled:

(i)	entry occurring after September 30, through a public offering;
(ii)	entry occurring after November 30; or
(iii)	where the entrant Company is already publicly traded and the public meeting with analysts and other interested parties has already taken place in such year.

6.6 Annual Corporate Events Calendar. The Company is required to forward to BM&FBOVESPA and disclose until December 10 each year, the Annual Corporate Events Calendar for the subsequent year, which must provide, at least, a brief description and the date of all the corporate acts and events, public meetings with analysts and other interested parties and the release of financing information scheduled for the next calendar year, pursuant to the standard form provided by BM&FBOVESPA.

6.6.1 Subsequent changes to the events indicated in the Annual Corporate Events Calendar already released, must also be promptly communicated to BM&FBOVESPA and disclosed to the market at least five (5) days prior to the date of the relevant event. If such changes are not disclosed in the term above mentioned, the Company will be required to release a notice to the market, prior to the relevant event, informing the reasons determining such change, in addition to the change on the Annual Corporate Events Calendar.

6.6.2 Any entrant Company is required to forward the Annual Corporate Events Calendar for the current year to BM&FBOVESPA, and release it to the market, at least one (1) day before the date on which its securities are set to begin trading on the Novo Mercado.

6.7 Where the circumstances justify, BM&FBOVESPA may agree to establish special deadlines and conditions for the release of information required to be disclosed and released under this Section VI.

6.7.1 Any exceptional treatment granted according to this rule shall be disclosed in the BM&FBOVESPA website.

6.8 Securities Trading Policy. The Company is required to prepare, disclose and forward to BM&FBOVESPA, the trading policy for the securities issued by the Company, which shall apply, at least, to the Company, the Controlling Shareholder, to the directors and fiscal council members (when operating), the officers and members of any technical or advisory bodies established in the bylaws.

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6.9 Code of Conduct. The Company is required to prepare, disclose and forward to BM&FBOVESPA, a code of conduct establishing the values and principles that guide the Company and that shall be preserved in its relationship with Senior Managers, employees, providers of services and other entities or person related to the Company.

SECTION VII

PUBLIC OFFERINGS

7.1 Widespread Ownership on Public Offerings. In all and any public offering of shares, the Company shall exert its best efforts to achieve widespread ownership of its shares, trough the adoption of special procedures, which are required to be disclosed in the prospectus, as the ones mentioned below:

(i)	guarantee of access to all prospective investors; or
(ii)	allocation of at least ten percent (10%) of the total offer to individuals or non-institutional investors.

7.2 Prospectus. The prospectus of the public offerings of securities issued by the Company shall: (i) meet the requirements established by applicable Brazilian legislations and regulations, and those that are issued by self-regulatory organizations; (ii) disclose the commitments to submit to arbitration and the existence of the Arbitration Clause; and (iii) be delivered to BM&FBOVESPA.

7.2.1 BM&FBOVESPA may require to the Company the delivery of other documents related to the public offering, as well to require changes or amendments to the offering documents delivered, including the prospectus.

7.2.2 The provisions of subsections 7.2 and 7.2.1 apply equally with regard to the reference form.

7.2.3 Where the CVM exempts the Company from presenting the prospectus, copies of the documents submitted to the regulatory agency in connection with the public offering shall be filed at BM&FBOVESPA.

7.2.4 Copies of any and all other documents the Company may have submitted to the CVM in connection with the public offering registration must likewise, on the same date, be filed at BM&FBOVESPA, unless the Company has submitted to CVM an application for confidential treatment.

7.3 Minimum Free Float after a Stock Capital Increase. In occurring a stock capital increase that has not been fully subscribed by the ones having the right of first refusal or has not received the adherence of a minimum number of interested parties in a public offering, the partial or total subscription of such stock capital increase by the Controlling Shareholder will require him to take the necessary actions to reestablish the Minimum Free Float within the six(6) month period following the confirmation of the subscription in the stock capital increase.

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SECTION VIII

DISPOSAL OF CORPORATE CONTROL

8.1 Disposal of Corporate Control Transaction. The Disposal of Corporate Control, trough a single transaction or series of successive transactions, is required to be agreed under a precedent or dissolving condition that the Acquirer undertakes to launch a tender offer for all the other shareholders of the Company, due regard given to the conditions and deadlines prescribed under applicable Brazilian legislation and this Listing Regulation, in order to ensure to the other shareholders the extension of the same treatment afforded the Selling Controlling Shareholder.

8.1.1 The tender offer referred in subsection 8.1 will also be required in the following events:

(i)	in the event of a costly assignment of subscription rights or other instruments or rights related to securities convertible into shares, that results in the Disposal of Corporate Control, or
(ii)

in the event of disposal of corporate control of a company holding the Corporate Control of the Company, in which event the Selling Controlling Shareholder will be required to disclose to BM&FBOVESPA the value assigned to the Company in the selling transaction, in addition to presenting documentary evidence of such attributed value.

8.2 Acquisition of Control Pursuant to a Series of Transactions. A person that acquires the Corporate Control of the Company, as a result of a stock purchase agreement executed with the Controlling Shareholder, involving any amount of shares, shall be required:

(i)	to conduct the tender offer mentioned on subsection 8.1; and
(ii)

to pay, in the conditions indicated below, the amount equivalent to the difference between the price of the tender offer and the amount paid per shares eventually acquired in a stock exchange in the six (6) month period prior to the date of acquisition of the Corporate Control, duly updated. Such amount shall be distributed among all the persons that have sold shares issued by the Company on the same trading session in which the Acquirer made the acquisitions of shares, proportionally to the daily sale net balance of each one, provided that BM&FBOVESPA is incumbent to operationalize the distribution according to its rules.

8.3 Statement of Consent of Controlling Shareholder. The Selling Controlling Shareholder shall not transfer the ownership of its shares before the Acquirer executes the Statement of Consent of Controlling Shareholder. The Company shall likewise refrain from recording any transfer of shares to the Acquirer or to those that eventually became to hold the Corporate Control, before they have not executed the Statement of Consent of Controlling Shareholder, which is required to be delivered to BM&FBOVESPA within fifteen (15) days after its execution date.

8.3.1 The Company shall not register any shareholders agreement regulating the exercise of the Corporate Control before its signatories have executed the Statement of Consent of Controlling Shareholder, which is required to be delivered to BM&FBOVESPA within fifteen (15) days after its execution date.

8.4 Settlement of Disputes Related to Disposal of Corporate Control. Any disputes specially related to the existence, validity, effectiveness, applicability, construction, violation or effects of violations, relating to, or arising from or related to: (i) the Disposal of Corporate Control of the Company, and/or (ii) the requirement to conduct a tender offer and its conditions, shall be solved through arbitration to be submitted and processed by the Market Arbitration Chamber, in accordance with the provisions of its Arbitration Regulation.

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8.5 Minimum Free Float after a Disposal of Corporate Control. After a transaction of Disposal of Corporate Control and the subsequent performance of the tender offer referred in subsection 8.1, the Acquirer shall take all the necessary actions to reestablish the Minimum Free Float, if necessary, within the six (6) month period after the acquisition of the Corporate Control.

8.6 Supplementary Rules. BM&FBOVESPA may issue supplementary rules to regulate tender offers.

SECTION IX

TRADING IN SECURITIES AND DERIVATIVES BY CONTROLLING SHAREHOLDERS

9.1 Disclosure Requirements. Controlling Shareholders and respective connected persons are required to disclose to the Company the amount and characteristics of the securities issued by the Company held by them, directly or indirectly, including Derivatives based on these securities. Such disclosure shall be made immediately after the acquisition of the Corporate Control.

9.1.1 Any subsequent trades or changes in previously disclosed holdings of equity securities issued by the Company and its Derivatives mentioned herein shall be disclosed to the Company in detail, including the respective price, if any.

9.1.2 The disclosure requirement established in this section shall extend to securities Derivatives which are directly or indirectly held by a spouse or common law spouse and dependents claimed as such on the Controlling Shareholder’s income tax return.

9.1.3 The Company is required to forward to BM&FBOVESPA on monthly basis, on or before the tenth (10th) day of each month, in separate and consolidated basis, the information referred on subsections 9.1.1 e 9.1.2 above.

9.2 Disclosure. BM&FBOVESPA will give full disclosure to the information provided as required in this Section, in a consolidated basis.

SECTION X

CANCELLATION OF THE PUBLICLY TRADED COMPANY REGISTER

10.1 Appraisal Report. The cancellation of the publicly traded company register (going private process), will require the preparation of an appraisal report of its shares by their Economic Value, which shall be prepared by a specialist valuation firm or institution, with verifiably experience and independence with relation to the decisions instances of the Company, its Senior Managers and/or Controlling Shareholder and, additionally, which meets the requirements of paragraph 1 of article 8 of Brazilian Corporate Law and undertakes liability pursuant to paragraph 6 of the same legal provision.

10.1.1 The choice of the specialized valuation firm or institution incumbent of determining the Economic Value of the Company is a prerogative solely of the shareholders’ meeting, which will decide based on a list of three (3) prospective appraisers recommended by the board of directors, provided that such decision shall be approved by the majority of the votes of the shareholders representing the Outstanding Shares attending in such shareholders meeting, not considering any absent vote, which, if held on a first call, shall have the attendance of shareholders representing at least twenty percent (20%) of the total Outstanding Shares, or if held in a second call, may have the attendance of any number of shareholders representing Outstanding Shares.

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10.1.2 All the expenses and costs incurred in connection with the preparation of the appraisal report must be fully incurred by the offeror.

10.2 Tender Offer. In the tender offer for the cancelation of the publicly traded company register conducted by the Controlling Shareholder or the Company, the minimum price to be offered shall correspond to the Economic Value, as determined in the appraisal report prepared pursuant to subsection 10.1 of this Listing Regulation.

10.3 Offering Price. On disclosing to the market the decision to conduct the cancelation of the publicly traded company register, the offeror shall announce the maximum price per share to be offered in the tender offer.

10.3.1 The actual tender offer will be contingent on the price determined in the appraisal report not exceeding the price announced by the offeror, pursuant to subsection 10.3.

10.3.2 If the Economic Value of the shares exceeds the price announced by the offeror, the decision to implement the cancelation of the publicly traded company registry will be revoked, unless the offeror expressly agrees to conduct the tender offer for the Economic Value, provided that the offeror shall disclose to the market its decision.

10.4 Procedures. The cancelation of the publicly traded company register shall follow the procedures and comply with the other requirements established by the applicable rules according to the effective legislation, in particular the rules issued by the CVM on the subject, due regard given to the provisions of this Listing Regulation.

SECTION XI

DELISTING FROM THE NOVO MERCADO

11.1 Delisting. The Company may delist from the Novo Mercado at any time, since the delisting is (i) previously approved at a shareholders’ meeting, except in the case of delisting from Novo Mercado due to the cancelation of the publicly traded company register, and (ii) noticed in written to BM&FBOVESPA at least thirty (30) days prior the delisting.

11.1.1 The delisting from the Novo Mercado shall not result in loss of the qualification as a publicly traded company registered with BM&FBOVESPA.

11.2 Tender Offer by the Controlling Shareholder. Where a decision to delist from Novo Mercado is taken for the shares to trade outside the Novo Mercado, the Controlling Shareholder will be required to launch a tender offer for all the other shareholders of the Company at a price at least equivalent to its Economic Value, as determined pursuant to the valuation process set forth in Section X of this Listing Rules and in accordance with applicable Brazilian law and regulations. The notice on the performance of the tender offer shall be reported to BM&FBOVESPA and disclosed to the market promptly after the delisting decision is taken by the shareholders’ meeting.

NOVO MERCADO LISTING REGULATION

11.3 Where, absent a Controlling Shareholders, the shareholders’ meeting of the Company takes the decision to delist from Novo Mercado for the shares to trade outside such listing segment, the delisting will be contingent on a tender offer being launched in the same conditions set forth on the subsection above. For this purpose, the same shareholders’ meeting shall define the party or parties responsible for launching the tender offer foreseen herein, which party or parties, attending the meeting, will be required to undertake express commitment to launch such tender offer.

11.4 Corporate Restructuring. Where the Company is set to delist from Novo Mercado due to implementation of a corporate restructuring transaction, and the shares issued by the surviving company are not listed to trade on the Novo Mercado within one hundred and twenty (120) days after the date of the shareholders’ meeting that approved the transaction, the Controlling Shareholder shall be required to launch a tender offer for all the other shareholders of the Company at a price at least equivalent to its Economic Value, as determined pursuant to the valuation process set forth in Section X of this Listing Regulation and in accordance with applicable Brazilian law and regulations. The notice on the performance of the tender offer shall be reported to BM&FBOVESPA and disclosed to the market promptly after the decision approving such corporate restructuring is taken by the shareholders’ meeting.

11.5 Where, absent a Controlling Shareholder, the Company is set to delist from Novo Mercado due to implementation of a corporate restructuring transaction, and the shares issued by the surviving company are not allowed to trade on the Novo Mercado, the delisting from Novo Mercado will be contingent on a tender offer being launched in the same conditions set forth on the subsection above. For this purpose, the same shareholders’ meeting shall define the party or parties responsible for launching the tender offer foreseen herein, which party or parties, attending the meeting, will be required to undertake express commitment to launch the tender offer. Absent such decision, the shareholders voting to approve the corporate reorganization transaction will be responsible for conducting the tender offer.

11.6 Continuing Obligations of the Company. Delisting its shares from the Novo Mercado shall not exempt any of the Company, its Senior Managers, its Controlling Shareholder and other shareholders from complying with obligations and meeting the requirements prescribed in the Novo Mercado Listing Agreement, the Arbitration Clause, the Arbitration Regulation, the Sanctions Regulation and this Listing Regulation, in respect of facts and events preceding the delisting date.

11.7 Disposal of Corporate Control After Delisting. In case of a transaction for Disposal of Corporate Control taking place within the period of twelve (12) months after the delisting from the Novo Mercado, the Selling Controlling Shareholder and the Acquirer shall be jointly liable for collectively offering to purchase the shares held by other shareholders, for the same price per share and under the same terms and conditions obtained by the Selling Controlling Shareholder in the disposal of its own shares, duly updated, in addition to observing the same rules applicable to Disposal of Corporate Control transactions, as set forth in Section VIII of this Listing Regulation.

11.7.1 If the price paid to the Selling Controlling Shareholder for its shares exceeds the price offered in the tender offer required for the delisting, conducted according to this Listing Regulation, the Selling Controlling Shareholder and the Acquirer shall be jointly liable for collectively reimbursing the difference in price to shareholders that adhered to such tender offer, pursuant to the same conditions prescribed in subsection 11.7.

11.7.2 Both the Company and the Controlling Shareholder shall be required to register in the Share Register of the Company, relative to the shares owned by the Controlling Shareholder, an annotation of encumbrance on the shares consisting in obligation of extending to other shareholders of the Company the same price and payment conditions offered to the Selling Controlling Shareholder, such as foreseen in subsections 11.7 and 11.7.1.

NOVO MERCADO LISTING REGULATION

11.8 Prohibition of Return. Where the Company delists from Novo Mercado, the securities issued by the Company shall not be negotiated again in the Novo Mercado, for a minimum period of two (2) years, as of the date in which the delisting was performed, except in the occurrence of a Disposal of the Corporate Control of the Company after the performance of its delisting from the Novo Mercado.

11.9 Supplementary Rules. BM&FBOVESPA may issue supplementary rules further regulating the tender offers referred herein, in the event of absent a Controlling Shareholder.

SECTION XII

SANCTIONS

12.1 Notice of Noncompliance. Envisaging the compliance with the provisions of this Listing Regulation, BM&FBOVESPA will give written notice to the Company and any related persons, as the case may be, which totally or partially violates, any obligations arising from this Listing Regulation, assigning a term within which they are expected to remedy such violation.

12.1.1 The Company and any related persons, as the case may be, will be subject to charge of penalty fines, as set forth in the Sanctions Regulation, and may be assigned sanctions as provided in subsections 12.4 and 12.5, without prejudice to other applicable penalties established by applicable Brazilian law and regulations and the payment of indemnity for losses and damages, including loss of earnings, as may be determined.

12.2 Penalty Fines. In charging penalty fines, BM&FBOVESPA shall take into account the noncompliant party remediation action, the nature and significance of the noncompliance findings, the ensuing damages to the marketplace and market participants, the gain or unfair advantage obtained by the noncompliant party, the existence of a previous violation to any provisions of this Listing Regulation and the recidivism, characterized by the repetition of a violation of the same nature.

12.3 Fine Collection and Use of Proceeds. Any noncompliant party charged with a penalty fine shall be allowed to pay the fine at a fifty percent (50%) discount, if payment is made on or before ten (10) days after the relevant notice.

12.3.1 A failure to make timely payment of the penalty fine shall subject the noncompliant party to pay the fine as accruing default interest of twelve percent (12%) per annum plus adjustment pursuant to the General Market Price Index of Fundação Getúlio Vargas (IGP-M/FGV), or substitute index, as computed on an yearly basis or at shorter periods, if such is allowed by law.

12.3.2 The proceeds of penalty fines collected pursuant to this Section and previous subsections shall integrate the assets of BM&FBOVESPA and used to support the Market Arbitration Chamber, which is responsible for settling disputes pursuant to the Arbitration Regulation.

12.4 Non-Monetary Sanctions. Where an instance of violation is not remedied within the term assigned pursuant to the notice mentioned on subsection 12.1, without prejudice to the charge of fines provided above, BM&FBOVESPA may decide, taking into account the significance of the violation and the damages ensuing for the marketplace and market participants, to order any of the following:

NOVO MERCADO LISTING REGULATION

(i)

separate release of market quotation related to securities issued by the Company, in conjunction with a second notice assigning a new deadline for the Company and other noncompliant parties to remedy the violation; or

(ii)

ordering a halt in the trading on Novo Mercado of the securities issued by the Company, in conjunction with a second notice assigning a new deadline for the Company and other noncompliant parties to remedy the violation.

12.4.1 Where BM&FBOVESPA elects to proceed as set forth in subsection 12.4(i), and the Company and other noncompliant persons fail to remedy the violation within the assigned deadline, BM&FBOVESPA may order a halt in the trading on Novo Mercado of the securities issued by the Company.

12.4.2 The sanctions provided in subsection 12.4 will be lifted as of the date on which the noncompliance or violation is remedied in full.

12.4.3 A trading halt of the securities issued by the Company may further be ordered in the events contemplated in regulations and general rules regulating trading halt at BM&FBOVESPA, as well as according to applicable Brazilian laws and regulation.

12.4.4 Consequences of a Trading Halt. During a trading halt of the securities issued by the Company ordered pursuant to subsection 12.4(ii) above, the Company, its shareholders, including the Controlling Shareholder, the Senior Managers and fiscal council members shall be required to comply with all the obligations arising from this Listing Regulation, the Arbitration Clause, the Arbitration Regulation and the Sanctions Regulation.

12.5 Cancellation of the Authorization to Trade on Novo Mercado. Without prejudice to application of penalty fines consistent with the provisions above, the authorization of the Company to have its securities traded on Novo Mercado may be cancelled if the violation that lead to the trading halt is not remedied within the term assigned in the notice given pursuant to subsection 12.4(ii).

12.5.1 Effects of Cancellation. A cancellation of the authorization of the Company to have its securities traded on Novo Mercado, pursuant to subsection 12.5, shall not exempt the Company, its shareholders, including the Controlling Shareholder, the Senior Managers and fiscal council members from complying with all the obligations arising from this Listing Regulation, the Arbitration Clause, the Arbitration Regulation and the Sanctions Regulation until such time as the violation has been remedied, provided that:

(i)

the securities of the Company shall not trade on the Novo Mercado again for a period of at least two (2) years starting from the cancellation date, unless a change in the control of the Company takes place after the cancellation date;

(ii)

the Controlling Shareholder shall be required to comply with the obligations following a delisting of the Company from the Novo Mercado, pursuant to subsections 11.7 and 11.7.1 (Disposal of Corporate Control after Delisting); and

(iii)

the Controlling Shareholder shall conduct a tender offer to purchase the shares of other shareholders of the Company for a minimum price at least equal to the Economic Value of the shares, as determined pursuant to Section X of this Listing Regulation, due regard given to applicable Brazilian laws and regulations. The notice regarding such tender offer shall be released to BM&FBOVESPA and disclosed to the the market promptly after the Company receives notice of the termination of the Novo Mercado Listing Agreement.

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12.5.2 Where, absent a Controlling Shareholder, and the delist from Novo Mercado is ordered due to recalcitrant violation of the provisions of this Listing Rules, resulting from:

(i)

a decision of the shareholders’ meeting, the shareholders voting to approve such decisions which lead to the violation shall be required to launch a tender offer to purchase the shares of the other shareholders, for a minimum price at least equal to the Economic Value of the shares, as determined pursuant to Section X of this Listing Regulation, due regard given to the applicable Brazilian laws and regulations and the provisions of subsection 12.5.1(iii) above; or

(ii)

an act or fact of the management, BM&FBOVESPA shall give notice to the Senior Managers of the Company for a shareholders’ meeting to be called to decide on how to remedy the violation of the provisions of this Listing Rules or, as the case may be, to decide for the delisting of the Company from Novo Mercado.

12.5.2.1 If the shareholders’ meeting called pursuant to subsection 12.5.2(ii) above decides to delist the Company from Novo Mercado, the provisions of subsection 11.3 of this Listing Rules shall apply.

12.5.3 The cancellation of the authorization of the Company to have its securities traded on Novo Mercado pursuant to subsection 12.5 above shall not result for the Company in automatic loss of the qualification as a publicly traded company registered with BM&FBOVESPA, except in the event of a bankruptcy decree and the other cases of cancellation of its register to be traded on a stock exchange.

12.6 Prior to the imposition of any of the sanctions and penalties foreseen in this Section, the noncompliant parties shall have the right to make full answer and defense in respect of the charge of violation of provisions of this Listing Rules.

12.6.1 BM&FBOVESPA shall release to the market the names of Companies and related noncompliant persons to whom sanctions and penalties are awarded by virtue of the noncompliance of the obligations arising from this Listing Rules.

12.7 Supplementary Rules. BM&FBOVESPA may issue supplementary rules further regulating the tender offers referred herein, in the event of absent a Controlling Shareholder.

SECTION XIII

ARBITRATION

13.1 Arbitration. BM&FBOVESPA, the Company, the Controlling Shareholder and other shareholders of the Company, the Senior Managers and fiscal council members of the Company undertake to solve all and any dispute or controversies relating to, or arising from this Listing Regulation, the Novo Mercado Listing Agreement, the Sanctions Regulation, the Arbitration Clauses, in particular involving their application, validity, effectiveness, interpretation, violation or effects of violations trough an arbitration conducted by the Market Arbitration Chamber, in accordance with its Arbitration Regulation.

13.2 The information regarding the existence and commitment of the Company to the Abrbitration Clause shall be disclosed in the website of the Company.

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SECTION XIV

GENERAL PROVISIONS

14.1 Disclosure. All information and documents contemplated in this Listing Regulation and required to be disclosed by the Company shall be electronically forwarded to BM&FBOVESPA and, to the extent possible, posted in the Company’s website.

14.2 Amendments. Any material amendments BM&FBOVESPA proposes to make to this Listing Regulation will only take effect contingent on:

(i)

the performance of a Closed Hearing with the Companies authorized to have their securities traded on Novo Mercado, within a term defined by the Chief Executive Officer, which shall not be less than thirty (30) days, without the express opposition of Companies representing over than one-third (1/3) of the Companies in attendance of such Closed Hearing; and

(ii)	the relevant amendment shall have been approved by the CVM.

14.2.1 Closed Hearing Call Notice. The call notice of the Closed Hearing foreseen in subsection 14.2 above shall be forwarded to the investor relations officer of the Company.

14.2.2 Effective Date of Amended Rules. BM&FBOVESPA shall inform the Company, through its investor relations officer, with a third (30) day prior notice of the date of effectiveness of any material amendment to this Listing Regulation, the Arbitration Regulation and the Sanctions Regulation.

14.2.3 Opinions in a Closed Hearing. The express opinion of the Company in the Closed Hearing shall be made in a letter sent by its investor relations officer, with a receipt of delivery, or by any electronically mean defined by BM&FBOVESPA, within the assigned deadline provided in the applicable notice. Such opinion will be delivered to BM&FBOVESPA, to the person or persons designated in the Closed Hearing call notice, provided that where the Company elects not to forward timely response, this silence will be deemed to consist an agreement with the amendments proposed by BM&FBOVESPA.

14.3 Supervening Rules. If any provision of this Listing Regulation is rendered invalid or ineffective due to any supervening rule, the provision rendered invalid or ineffective will be replaced with a valid and effective rule, apt to attain the purposes of the provision rendered invalid or ineffective. Any eventual invalidity or ineffectiveness of one or more sections shall not after the validity and effectiveness of the other rules in this Listing Regulation.

14.3.1 If the provisions of this Listing Regulation are at any time wholly or partially incorporated into applicable legislation or regulatory rules, thus being rendered inconsequential, BM&FBOVESPA may elect to terminate the Novo Mercado Listing Agreement. Termination of the agreement in this event shall not result in loss of the qualification as a publicly traded company registered with BM&FBOVESPA.

14.4 Rulings on Omissions, Unforeseen or Exceptional Events. The Chief Executive Officer of BM&FBOVESPA, acting in his sole discretion, shall have powers to solve matters or events about which this Listing Regulation is silent, and about unforeseen or exceptional events.

14.5 Transitory Rule for Listed Companies. Companies whose shares were already listed to trade on the Novo Mercado as of the date of effectiveness of the revised Listing Rules published as of May 10, 2011:

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(i)

starting from the abovementioned date are assigned a period of three (3) years within which to adjust their bylaws and take action to conform and comply with the provisions of subsection 4.4 of this Listing Regulation;

(ii)

will be allowed to maintain provisions in their bylaws, effective on the abovementioned, date which address qualified majority voting and/or establish more cumbersome conditions for shareholders voting to eliminate or amend certain particular bylaws provisions, which in no event shall be amended, unless for elimination pursuant to the provisions of subsection 3.1.2(i) and/or 3.1.2 (ii) of this Listing Regulation; and

(iii)

will be allowed to maintain provisions in their bylaws, effective on the abovementioned date, which limit to a percentage below 5% of the issued and outstanding shares, the number of shares a shareholder or Shareholders Group is permitted to vote in respect exclusively of amendments to the bylaws provision regulating tender offers triggered by accumulation of certain equity interest, which in no event shall be amended, unless for elimination and adoption of the rule set forth in subsection 3.1.1 of this Listing Regulation.

SECTION XV

FINAL PROVISIONS

15.1 Exemption from Liability. The provisions of this Listing Regulation carry no liability whatsoever for BM&FBOVESPA and should not be construed to mean BM&FBOVESPA will defend the interests of aggrieved third parties as a result of:

(i)	abusive or illegal actions taken by the Company, by shareholders, including the Controlling Shareholders, by Senior Managers or fiscal council members; or
(ii)

disclosure of untruthful or inaccurate information or inaction in the disclosure of material information by the Company, by shareholders, including the Controlling Shareholders, by Senior Managers or fiscal council members.

São Paulo, SP, Brazil

Praça Antonio Prado, 48 – 01010-901 – Centro

Rua XV de Novembro, 275 – 01013-001 – Centro

55-11-2565-7003 / 7004

New York Office	Shanghai Office	London Office
61 Broadway, 26th floor, Suite 2605	200 Yincheng (M) Rd, Suite 404	88 Wood St.,
New York, NY 10006-2828 USA	Pudong New Area	EC2V 7RS London,UK
1-212-750-4197	Shanghai 200120 China	44-208-528-1082
86-21-5037-2886

www.bmfbovespa.com.br